Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 784-3356

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

BRIAN J. D’AMBROSIA APPOINTED CHIEF FINANCIAL OFFICER

OF MONRO MUFFLER BRAKE, INC. EFFECTIVE JANUARY 1, 2017

ROCHESTER, N.Y. – January 2, 2017 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that as part of its planned succession process, Brian J. D’Ambrosia has been appointed the Company’s Chief Financial Officer, effective January 1, 2017. Mr. D’Ambrosia succeeds Catherine D’Amico, a long-term veteran of Monro, who will remain with the Company as Director of Special Projects at least through August 2018.

John Van Heel, President and Chief Executive Officer commented, “Brian’s extensive financial and accounting expertise and strong leadership skills will be instrumental as we continue to successfully execute our growth strategy and build significant long-term value for our shareholders. Since joining Monro and as part of our long-planned management transition, Brian has worked very closely with Cathy and her exceptional finance organization. His strong contributions over that time underscore our confidence that he is the ideal choice for this role.”

Mr. Van Heel continued, “I also want to thank Cathy for her strong leadership and commitment during her 23-year career with Monro. She has been integral in growing our business from $78 million in sales since she joined in 1993 to nearly a billion dollars today, while laying a solid foundation for future growth and profitability. On behalf of all of us here at Monro, we thank her for valuable contributions and are grateful that she will remain with us in her new role to help fulfill Monro’s long-term business objectives.”

Mr. D’Ambrosia, a Certified Public Accountant, joined Monro in January 2013 and has taken on roles of increasing responsibility in accounting, finance and strategic planning. Most recently, Mr. D’Ambrosia served as Vice President of Finance and Chief Accounting Officer, and played an important role in securing the Company’s expanded $600 million five-year revolving credit facility in January 2016, representing over double the borrowing capacity of the Company’s previous credit facility.

Mr. D’Ambrosia brings over 20 years of experience with knowledge of complex accounting, financial planning and public reporting requirements, having worked with several companies across multiple industries. Prior to joining Monro, Mr. D’Ambrosia’s roles included nearly three years as Regional Controller of publicly-held engineered equipment and systems manufacturer, Robbins & Meyers and five years at Birds Eye Foods, including in the position of Controller. Mr. D’Ambrosia also held the role of Chief Financial Officer of sports entertainment company, Rochester Sports Group and spent nearly six years at Deloitte & Touche, including in the role of Audit Manager.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,098 Company stores in 26 states and is the franchisor of 128 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services, and certain locations specialize in providing commercial tire and maintenance services. Through Tires Now, the Company also engages in wholesale tire distribution.